United States
Securities and Exchange Commission
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 27, 2014 (January 21, 2014)

The Laclede Group, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-16681	74-2976504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
720 Olive Street
St. Louis, Missouri 63101
(Address of principal executive offices, including ZIP code)
(314) 342-0500
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The Laclede Group, Inc. ("Company") and Market 700, LLC ("Landlord") entered into a lease agreement dated January 21, 2014 ("Lease") pursuant to which the Company will lease approximately 127,000 rentable square feet of office space in St. Louis, Missouri ("Premises").

The initial term of the lease is 20 years and shall commence on the later of (a) Landlord's substantial completion of the improvements to the Premises subject only to minor punch list items (provided the Company has had at least seven weeks to install its furniture, fixtures and equipment), or (b) March 1, 2015 (the "Commencement Date"). The Company will be obligated to pay $3.2 million annually in base rent (which includes certain operating expenses, including certain real estate and other taxes), plus increases in operating expenses over the actual operating expenses incurred during the first 12 months of the Company’s full occupancy of the Premises. From and after the first anniversary of the Commencement Date, at Landlord’s election, the rental structure of the Lease may be modified to a triple-net structure.

Although the Lease does not provide the Company with a termination option, the Lease provides the Company with four options to extend the term for a period of five years each, which may be exercised by providing Landlord written notice of Tenant’s election thereof at least 15 months prior to the end of the then-existing term at the then-prevailing market rental rate and otherwise on the same terms and conditions as the initial term of the Lease. The base year for additional rent shall be reset.

In the event of a default by the Company under the Lease, Landlord has the right to terminate the Lease and take possession of the Premises. Any such action would cause the Company's rent payment obligations to accelerate, subject to limitations set forth in the Lease.

The Lease also contains customary provisions for real property leases of this type.

A copy of the Lease is filed as Exhibit 10.1 to this report and is incorporated herein by reference. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Lease.

(d)    Exhibits.

The following exhibits are filed as part of this report:

10.1	Lease Agreement dated January 21, 2014

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LACLEDE GROUP, INC.

Date: January 27, 2014	By:	/s/ M. C. Kullman
M. C. Kullman Senior Vice President, Chief Administrative Officer & Corporate Secretary

Exhibit Index

Exhibit Number	Description

10.1	Lease Agreement dated January 21, 2014